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                                                                    EXHIBIT 99.1


     MEDIA CONTACTS                                 INVESTOR CONTACT

KEITH POSTON,                                       BOB DRENNAN,
CP&L Energy                                         CP&L Energy
919/546-6189                                        919/546-7474

MELANIE FORBRICK,
Florida Progress Corporation
727/820-5023

            CP&L Energy's Acquisition of Florida Progress Completed

RALEIGH, NC and ST. PETERSBURG, FL (November 30, 2000) - CP&L Energy's (CP&L) [NYSE: CPL] acquisition of Florida Progress Corporation (FPC) [NYSE: FPC] was officially completed today. On Monday, December 4, 2000, CP&L Energy will announce a new name and brand for the combined company, along with a new NYSE ticker symbol. The company will begin trading under the new ticker symbol on Monday, December 11, 2000. Until that date, the new company will trade under CP&L's current symbol, CPL.

"We believe the combination of CP&L and Florida Progress will create and grow value that our shareholders can count on," said William Cavanaugh, chairman, president and CEO of CP&L Energy. "The tireless work of employees at both companies to complete this combination, which was ongoing for the past fifteen months, continued while those same employees provided the stellar service to customers and communities that has characterized both CP&L and Florida Progress."

"We are very pleased to close on this combination today, just fifteen months after announcing the agreement," said Richard Korpan, chairman, president and CEO of Florida Progress. "Accomplishing this feat on schedule serves to reaffirm our commitment to deliver on our promises to our customers and our shareholders and exceed their expectations."

On Tuesday, four new directors were elected to the Board of the combined company effective at close. They are W.D. "Bill" Frederick, Jr., Frederick Enterprise Group; Richard Korpan, Florida Progress Corporation; Richard A. Nunis, retired chairman, Walt Disney Attractions, Inc.; and Jean Giles Wittner, Wittner Companies. They join Edwin B. Borden, The Borden Manufacturing Company; David L. Burner, The BF Goodrich Company; William Cavanaugh; CP&L Energy; Charles W. Coker, Sonoco Products Company; Richard L. Daugherty, N.C. State University Research Corporation; Estell C. Lee, The Lee Company; William O. McCoy, Franklin Street Partners; E. Marie McKee, Corning Incorporated; John H. Mullin, III, Ridgeway Farm; and J. Tylee Wilson, retired chairman and CEO, RJR Nabisco, Inc.
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William Cavanaugh will be chairman, president and CEO of the combined company.
The combination will create one of the nation's 10 largest energy companies based on a generating capacity of more than 19,000 megawatts and 2.8 million customers in the Carolinas and Florida.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Exchange Act of 1934. The forward-looking statements are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the companies' ability to control or estimate precisely. Factors include, but are not limited to, actions in the financial markets, actions of regulatory agencies, weather conditions, economic conditions in the companies' service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties. Other risk factors are detailed from time to time in the companies' SEC reports.

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